Exhibit 13.45

Email to 25k+ pre-registrations in Reg A Sale Subject Line: Following up on your Blockstack Pre-registration Hi (name), I oversee Investor Relations at Blockstack and I wanted to connect with you directly in advance of our potential Reg A oﬀering. I see that you’ve requested an amount of $$ in the pre-registration. I'm here to answer any additional questions about the project and the sale. I look forward to hearing from you to discuss your interest. Thank you, Brittany Laughlin Investor Relations, Blockstack PBC Important Disclaimer: This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an oﬀering under Regulation A. We may choose to make an oﬀering to some, but not all, of the people who indicate an interest in investing, and that oﬀering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has “qualiﬁed” the oﬀering statement that we have ﬁled with the SEC. The information in that oﬀering statement will be more complete than the information we are providing now, and could diﬀer in important ways. You must read the documents ﬁled with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No oﬀer to buy the securities can be accepted and no part of the purchase price can be received until the oﬀering statement ﬁled by the company with the SEC has been qualiﬁed by the SEC. Any such oﬀer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualiﬁcation.

An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any oﬀering of Stacks Tokens should review our disclosures and the publicly ﬁled oﬀering statement relating to that oﬀering, a copy of which is available at www.sec.gov. You may obtain a copy of the preliminary oﬀering circular that is part of that oﬀering statement at stackstoken.com. Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other ﬁnancial regulatory authority or licensed to provide any ﬁnancial advice or services.